Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-73314, 333-73316, 333-120130, 333-147654 and 333-161046 on Form S-8 of our reports dated March 15, 2012 relating to the consolidated financial statements and financial statement schedule of Alliance HealthCare Services, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 15, 2012